Exhibit (j)(2)

CONSENT OF ERNST & YOUNG LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment No.82 to the Registration Statement (Form N-1A, File No. 33-96132) of our report dated March 21, 2018 on the financial statements and financial highlights of TD 1- to 5-Year Corporate Bond Portfolio, TD 5- to 10-Year Corporate Bond Portfolio, TD Global Low Volatility Equity Fund and Epoch U.S. Small-Mid Cap Equity Fund (four of the series constituting TD Asset Management USA Funds Inc.) included in the Annual Report to shareholders for the year ended January 31, 2018.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

May 29, 2018